Exhibit 21.1

SUBSIDIARIES OF SAGTEC GLOBAL LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Sagtec Group Sdn Bhd	Malaysia	June 11, 2018	98.04%
CL Technologies (International) Sdn Bhd	Malaysia	February 14, 2019	94.95%